Exhibit 10.3

STRYKER CORPORATION

STOCK OPTION AGREEMENT

RELATING TO SPECIAL STOCK OPTION AWARD

TO STEPHEN P. MACMILLAN

PURSUANT TO THE 1998 STOCK OPTION PLAN

ON FEBRUARY 7, 2006

STRYKER CORPORATION (the "Company") hereby grants to you a non-transferable, nonstatutory stock option (the "Option") to purchase an aggregate of 1,000,000 shares of its Common Stock, $.10 par value (the "Common Stock"), at the price of $46.85 per share.  The Option shall expire on February 6, 2016 and prior thereto shall become exercisable in installments in accordance with the following schedule:

Period Beginning	Percent and Number of Shares Originally Subject to Option that may be Purchased

February 7, 2006		None
February 7, 2007	10%	100,000
February 7, 2008	10%	100,000
February 7, 2009	10%	100,000
February 7, 2010	10%	100,000
February 7, 2011	10%	100,000
February 7, 2012	10%	100,000
February 7, 2013	10%	100,000
February 7, 2014	10%	100,000
February 7, 2015	20%	200,000

            1.  The Option is subject to all of the terms and conditions of the Company's 1998 Stock Option Plan, as amended to date (the "Plan"), pursuant to which the Option is granted and, in the case of a conflict between the provisions set forth below in this Stock Option Agreement and the terms of the Plan, the provisions of the Plan will govern.

            2.  Upon the termination of your employment, your rights to exercise the Option shall be only as follows:

            (a)  If your employment is terminated by reason of disability (as such term is defined in the Plan) or death, you or your estate shall have the right, for a period of three (3) years following such termination, to exercise the Option with respect to only such number of shares as to which the right of exercise had accrued on or before the last day on which you were an employee of the Company or any subsidiary.

            (b)  If you cease to be an employee for any reason other than those provided in (a) above, you or your estate (in the event of your death after such termination) may, within the thirty (30)-day period following such termination, exercise the Option with respect to only such number of shares as to which the right of exercise had accrued on or before the last day on which you were an employee of the Company.

            (c)  Notwithstanding the foregoing, the Option shall not be exercisable in whole or in part (i) after the termination date provided herein, or (ii) except as provided in the fourth paragraph of Section 10 of the Plan or in the event of termination of employment because of disability or death, unless you shall have continued in the employ of the Company through February 6, 2007.

            3.  Notice in writing of any election to exercise the Option specifying the number of shares of Common Stock that you elect to purchase and the date on which such purchase is to be made shall be given by you to the Secretary of the Company.  Except as provided in Section 4 below, the purchase price may be paid in (a) cash, (b) shares of Common Stock of the Company at the fair market value (as such term is defined in the Plan) thereof or (c) any combination of cash or Common Stock.  You must also make appropriate provision for all taxes required to be withheld under the applicable laws or other regulations of any governmental authority, whether federal, state or local, and domestic or foreign.  The withholding obligation may be satisfied (a) in cash, (b) by delivering to the Company shares of Common Stock already owned having an aggregate fair market value that would satisfy the withholding amount, (c) by electing to have the Company withhold from the Common Stock to be issued upon exercise of the Option a number of shares having an aggregate fair market value that would satisfy the withholding amount, provided, however, that in no event may the number of shares withheld in the case of this clause (c) exceed the statutory minimum withholding rates or (d) by any combination of the foregoing.

            4.  You must exercise the Option for at least 5,000 shares (including shares withheld to satisfy applicable withholding taxes) each Option year (the twelve (12)-month period beginning on February 7, 2007 or any of the first eight anniversaries thereof) or the Option shall expire as to the number of shares equal to the shortfall.  The purchase price for each such exercise shall be paid in cash.  You also agree to hold such shares as long as you hold the position of Chief Executive Officer, and the certificates evidencing such shares shall bear a restrictive legend to such effect.  Further, you agree to hold twenty-five percent (25%) of any shares over and above the minimum of 5,000 shares that are acquired upon exercise of the Option in any Option year for at least one (1) year after the date of exercise, and the certificates evidencing such shares shall bear a restrictive legend to such effect.

            5.  You agree that the provisions of Sections 6 and 7 of the Executive Employment Agreement, dated April 22, 2003, between the Company and you (the "Employment Agreement") and the noncompetition, nonsolicitation and nondisclosure provisions and provisions as to the Company's ownership of inventions contained in any other agreement entered into between the Company and you on or subsequent to the date hereof shall remain in full force and effect for two years after the termination of your employment with the Company for any reason, notwithstanding any provision to the contrary therein.

            6.  For purposes of this Section 6, a "Trigger Event" shall occur if (a) the Board of Directors terminates your employment for cause (as such term is defined in the Employment Agreement), (b) it is determined within one (1) year after termination of your employment for any other reason, including voluntary termination by you, that the Board of Directors would have been justified in terminating your employment for cause if the facts and circumstances had been known prior to such termination for any other reason or (c) you violate the provisions described in Paragraph 5 above at any time within the two (2)-year period following termination.  If a Trigger Event occurs, any unexercised portion of the Option shall be rescinded and you shall return to the Company all shares of Common Stock that were acquired upon exercise of the Option that you have not disposed of and the Company shall repay you an amount for each such share equal to the lesser of $46.85 or the fair market value of a share of Common Stock at such time.  Further, if a Trigger Event occurs, you shall pay to the Company an amount equal to the profit realized by you on all shares of Common Stock that were acquired upon exercise of the Option that you have disposed of.  For purposes of the preceding sentence, the profit shall be the difference between $46.85 and the fair market value of the Common Stock at the time of disposition.

            7.  The Option shall be transferable only by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you.  If you purport to make any transfer of the Option, except as aforesaid, the Option and all rights thereunder shall terminate immediately.

            8.  The Option shall not be exercisable in whole or in part, and the Company shall not be obligated to issue any shares of Common Stock subject to the Option, if such exercise and sale would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (or other Federal or State statutes having similar requirements), as in effect at the time.  The Option is subject to the further requirement that, if at any time the Board of Directors of the Company shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to the Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of shares under the Option, the Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board of Directors.

            9.  The grant of the Option shall not confer upon you any right to continue in the employ of the Company nor limit in any way the right of the Company to terminate your employment at any time.  You shall have no rights as a shareholder of the Company with respect to any shares of Common Stock issuable upon the exercise of the Option until the date of issuance of a stock certificate for such shares.

            10.  The Option grant is a special one-time award that does not form part of your ongoing compensation and shall not be taken into account in calculating any other compensation or benefits.

            11.  The provisions of this Agreement shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

            12.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

            13.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies.  Accordingly, if any particular portion of this Agreement shall be adjudicated by an appropriate court to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such invalid term(s) and shall be reformed to the extent necessary to make this Agreement valid and enforceable in that jurisdiction.  Such deletion and/or reformation shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

            14.  Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when sent by overnight courier service to the Secretary of the Company at the principal executive offices of the Company and to you at your home address on file with the Company.

                                                STRYKER CORPORATION

                                                By:    /s/ THOMAS R. WINKEL

                                                        Name:  Thomas R. Winkel

                                                        Title:    Vice President, Administration

                                                                     and Secretary

ACCEPTED AND AGREED

this 7th day of February, 2006:

/s/ STEPHEN P. MACMILLAN

Stephen P. MacMillan